Execution

LOAN AND SECURITY AGREEMENT

("Agreement")

This Agreement dated January 13, 2023, is an agreement among PATHWARD, NATIONAL ASSOCIATION ("Pathward"), DAMAR PLASTICS MANUFACTURING, INC., a California corporation ("Damar Plastics"), MIO-GUARD LLC, a Delaware limited liability company ("Mio-Guard"), and SIMBEX LLC, a Delaware limited liability company ("Simbex"; together with Damar Plastics and Mio-Guard, individually and collectively and jointly and severally, the "Borrower"), and (ii) Salona Global Medical Device Corporation, a corporation organized under the laws of British Columbia ("Canadian Parent"), (ii) Inspira Financial Company, a Washington corporation ("Inspira"), (iii) Mio-Tech Parent LLC, a Delaware limited liability company ("Mio-Tech Parent"), (iv) Simbex Parent Acquisition I Corporation, a Delaware limited liability company ("Simbex Parent Acquisition"), (v) Simbex Acquisition I Corporation, a Delaware corporation ("Simbex Acquisition"), and (vi) Damar Acquisition Company, a Delaware corporation ("Damar Acquisition"; together with Canadian Parent, Inspira, Mio-Tech Parent, Simbex Parent Acquisition, Simbex Acquisition, Damar Acquisition, and any other person who guarantees the obligations of Borrower, each a "Guarantor" and collectively, the "Guarantors").

In this Agreement, Pathward and Borrower are collectively the "Parties". Each Guarantor is required to sign this Agreement. The Parties have the addresses shown on the schedule ("Schedule") which is attached to this Agreement. These are the addresses of the Parties for all purposes (including the addresses for written notices relating to this Agreement) and may be changed by one party giving notice to the other party in writing of the new address.

1. PURPOSE. The purpose of this Agreement, including the Schedule, is to set forth the terms and conditions of Advances (as defined in Section 2A) made from time to time by Pathward to Borrower (collectively, the "Loan") and the obligations of Borrower. The Schedule is an integral part of this Agreement. Any and all promissory notes now or hereafter signed by Borrower pursuant to this Agreement, including the note for a line of credit and any term loans (individually and collectively referred to as the "Note"), any guaranty(s), and any other documents now or hereafter signed by any of the Parties in connection with this Agreement, the Loan or any document issued by Pathward or the bank holding the lockbox ("Lockbox Bank"), including subordination agreements or intercreditor agreements, are also all part of the agreement between the Parties and, together with this Agreement, are referred to collectively as the "Loan Documents".

2. LOAN; LOAN ADVANCES.

A. Any disbursement of money or advance of credit by Pathward, including but not limited to amounts advanced for the payment of interest, fees, expenses and amounts necessary to protect, maintain and preserve Pathward's Collateral under the Loan Documents ("Protective Disbursements"), is referred to collectively as an "Advance". Whether Pathward makes an Advance is in Pathward's sole discretion. If an Advance is made, it will be made in accordance with the advance formula set forth in the Schedule ("Advance Formula"); but not at any time to exceed the maximum amount set forth on the Schedule ("Maximum Amount"), provided that Pathward may choose to make Protective Disbursements in excess of the Maximum Amount or Advance Formula in its sole discretion. Each time Pathward makes an

Advance, including a Protective Disbursement, the Advance will be debited against an account in Borrower's name on Pathward's books ("Loan Account"), and each payment will be credited against the Loan Account in the manner described in this Agreement.

B. The total amount Borrower owes to Pathward will be the aggregate of the Advances made by Pathward, the expenses and fees set forth in the Schedule and any and all costs incurred by Pathward (including reasonable attorney's fees), and interest at the rate set forth in the Note on all Advances (together with all other obligations of Borrower under the Loan Documents, the "Obligations" and/or "Indebtedness").

C. Borrower must repay all Advances with respect to the Loan with interest, which is due monthly as specified in the Note, along with all other fees and expenses of Pathward set forth herein or in the Schedule. Pathward may in its sole discretion satisfy any Obligations due Pathward by (i) directly applying any funds in the Lockbox Account, as defined in paragraph 5 below, to the Obligations, (ii) directly applying funds from any reserve to the Obligations, (iii) collecting the Obligations directly from Borrower, (iv) exercising its rights as a secured creditor upon any Collateral, or (e) by any other means lawfully available. Borrower understands that all the Obligations are repayable at any time in full or in part upon demand by Pathward. Pathward may make demand for partial payments and such demand will not preclude Pathward from demanding payment in full at any time.

D. Borrower must comply with its representations, promises, covenants and reporting requirements set forth in this Agreement, in the Schedule and in the other Loan Documents. Borrower's failure to do any of the foregoing and/or Guarantor's failure to comply with the terms of its Guaranty are both a default under this Agreement ("Default"). The demand nature of the Obligations is not modified by reference to a Default in this Agreement or the other Loan Documents and any reference to a Default is for the purpose of permitting Pathward to exercise it remedies for Default, including charging interest at the Extra Rate provided in the Note.

E. The aggregate amount of all Advances, plus the expenses and fees set forth in the Schedule, any and all costs incurred by Pathward (including reasonable attorney's fees), and interest at the rate set forth in the Note on all amounts advanced (the "Loan Amount"), may not, at any time, exceed the "Maximum Amount" or the Advance Formula, and Borrower understands that if at any time it should owe more to Pathward than the lesser of the Maximum Amount or the Advance Formula it must repay that excess amount immediately, whether or not demand to repay the whole of the Obligations has been made. Protective Disbursements must be immediately repaid whether or not the lesser of the Maximum Amount or the Advance Formula has been exceeded.

3. RESERVES. If Pathward believes in its sole discretion that the prospect for repayment of the Obligations is impaired or that its Collateral margin is insufficient, Pathward may establish cash reserves and credit balances to protect its interests and the repayment of the Obligations. The reserve may be established by reducing the Advance Formula to achieve the target reserve level, withholding monies due Borrower from any payments Pathward receives, from a cash payment from Borrower or any other method Pathward chooses. Any money in a reserve account, whether or not it is a cash reserve, need not be segregated from Pathward's operating funds, and will not earn interest for Borrower, and Pathward may apply the funds in the reserve account to reduce the Obligations at any time Pathward elects.

4. FEES AND EXPENSES. In connection with the Loan there are several types of fees that may be charged and Borrower may be required to maintain a minimum Loan balance. Such fees and requirements are set forth in the Schedule. In addition, all expenses of every kind incurred by Pathward in connection with the Loan, any Advance, collection of the Obligations, inspection, and examination are to be paid by Borrower.

5. LOCKBOX. Borrower must immediately notify all persons who are obligated on accounts ("Account Debtors") and any other person or party that is liable to Borrower (collectively a "Debtor") to remit all payments due Borrower to the lockbox address or pursuant to the wire transfer or ACH instructions set forth in the Schedule (the "Lockbox Account"). The remit to address on all documents related to the accounts, including invoices, purchase orders, or contracts ("Documents") must be the Lockbox Account. At Pathward's request, all Documents must be marked by Borrower to show assignment to Pathward, and Borrower must notify each Account Debtor by mail that the Account has been assigned to Pathward and that all payments on the Account, whether made by mail or electronically or otherwise must be made payable to Borrower or Pathward, at Pathward's sole discretion, to the Lockbox Account or other address provided by Pathward in writing. The language used in such notices shall be approved by Pathward in writing. Pathward may at any time and from time to time, and at its sole discretion, notify any Debtor or third party payee to make payments payable directly to Pathward or to notify Debtor of the assignment to Pathward. All expenses for notification of each Account Debtor will be paid by Borrower.

If notwithstanding the notice to Debtors, Borrower receives any funds from a Debtor, including any cash, checks, drafts or wire transfers from the collection, enforcement, sale or other disposition of the Collateral (defined below), whether derived in the ordinary course of business or not, or if Borrower receives any proceeds of insurance, tax refunds or any and all other funds of any kind, Borrower shall hold such funds in trust for Pathward, shall not mix such funds received with any other funds, and shall immediately deposit such funds in the Lockbox Account in the form received. That means if the funds are received by mail, the Debtor checks will be sent to the Lockbox Account uncashed, and if the funds are received electronically, the funds will be transferred immediately to the Lockbox Account electronically. Pathward will have sole possession and control over the Lockbox Account. The Lockbox Bank will process all deposits and Borrower has no right to the Lockbox Account, it belongs to Pathward. Pathward is the owner of all deposits in the Lockbox Account, and has no duty as to collection or protection of funds as long as it is not grossly negligent or commits actual fraud. All expenses plus any applicable administration and servicing fees of the Lockbox Account will be paid by Borrower.

6. LOAN ACCOUNT. All of the Obligations which are owed by Borrower will be shown in the Loan Account and Borrower will receive a monthly statement either by mail, electronically or via access to the Pathward online system at Pathward's sole discretion. The statement is binding on Borrower unless Borrower provides a written objection to Pathward that is actually received by Pathward within fifteen (15) business days of the time the statement is provided or made available to Borrower. Absent (a) timely objection on the part of Borrowerunder this Section or (b) manifest error, the calculations and amounts of outstanding Obligations set forth in the monthly statement shall be presumptively correct.

7. PAYMENTS. Should a check or other credit instrument not be collected after Borrower has been given credit for such payment, then the credit will be reversed and a fee charged at Pathward's then standard rate. Pathward, at its sole discretion, may establish reserves as set forth above or not apply a payment that it reasonably believes may be returned unpaid for any reason or disgorged due to a preference claim or garnishment, and in such event the Maintenance Fee (as defined in the Schedule) will still be payable. In the event that any payment received by Pathward is sought to be recovered by or on behalf of the payer (including a trustee in bankruptcy or assignee for the benefit of creditors), then Borrower agrees to immediately reimburse Pathward on demand for any amount so recovered and all of Pathward's expenses in connection with any such proceeding, including reasonable attorneys fees. This provision shall survive termination of this Agreement. Any payments received by Pathward shall be applied to the Obligations in whatever order Pathward determines in its reasonable discretion.

8. SECURITY INTEREST.

A. Borrower grants to Pathward a security interest in all of its assets, now existing or hereafter arising, wherever located including all Accounts, Goods, Inventory, Equipment, Chattel Paper, Instruments, Investment Property, specifically identified Commercial Tort Claims, Documents, Deposit Accounts, Letter of Credit Rights, General Intangibles, Contract Rights, customer lists, furniture and fixtures, books and records and supporting obligations for any of the foregoing, and all Proceeds of the foregoing (the "Collateral"), to secure repayment of the Obligations ("Security Interest"). The Collateral also includes all monies on deposit with Pathward, or on deposit in the Lockbox Account. All capitalized terms used in this Section 8A, which are not otherwise defined shall have the meanings assigned to them in the Uniform Commercial Code as adopted in the State of Michigan (the "UCC"). Without limiting the forgoing, "Accounts" will also mean and include any and all other forms of obligations now owed or hereafter arising or acquired by the Borrower evidencing any obligation for payment for goods of any kind, nature, or description sold or leased or services rendered, and all proceeds of any of the forgoing.

B. Pathward shall have all of the rights of a secured party under the UCC with respect to the Collateral. Borrower grants Pathward the authority to file all appropriate documentation for Pathward to perfect its security interest in the Collateral, including a UCC-1 financing statement listing the Collateral as "All assets of the Debtor, now existing and hereafter arising, wherever located," or similar terms, as well as UCC-3 amendments as may be required from time to time. All expenses of Pathward relating to searching, filing or protecting the Security Interest are part of the Obligations.

C. The Security Interest gives Pathward rights with respect to the Collateral and the Security Interest and this Agreement imposes duties upon Borrower which relate to the Collateral. Some of such rights and duties are: (i) the right of Pathward at any time to notify any persons who may hold any part of the Collateral, such as Account Debtors and other debtors, of Pathward's Security Interest. Borrower understands that Pathward may verify Accounts with the Account Debtors; (ii) Borrower must cooperate with Pathward in obtainingcontrol of any Collateral in the possession of third persons, particularly Collateral consisting of deposit accounts, investment property, letter of credit rights or other Collateral which is evidenced by electronic entries; (iii) except for the right of Borrower to sell its inventory in the ordinary course of business, Borrower shall not sell or transfer any of the Collateral or grant any other security interest in the Collateral, except as Pathward may specifically agree to in writing. Borrower remains liable to perform all of its obligations with respect to the Collateral such as the recognition of any warranties in inventory sold and Pathward is under no responsibility to perform any of the obligations of Borrower; and (iv) Borrower must notify Pathward immediately if it knows that any Account Debtor disputes an Account whether or not such disputes are deemed valid by Borrower.

D. CROSS COLLATERLAIZATION/ CROSS DEFAULT. Pathward and Borrower agree that the Collateral is security for all Indebtedness, whether or not such indebtedness is related by class or kind and whether or not contemplated by the Parties at the time of execution of this Agreement. Borrower further agrees that the Loan will be cross-defaulted with all loans from Pathward to (i) any Borrower or any Guarantor and (ii) South Dakota Partners Inc., a South Dakota corporation ("South Dakota Partners"). Pathward and Borrower further agree that any Default under this Agreement will be a Default under the Loan and Security Agreement by and between Pathward and South Dakota Partners. Furthermore, any default under the loan by and between Pathward and South Dakota Partners will be an event of Default under this Agreement.

9. POWER OF ATTORNEY. Borrower irrevocably appoints Pathward, or any person(s) designated by Pathward, as its attorney-in-fact, which appointment is coupled with an interest and shall remain in full force and effect until all Obligations of Borrower to Pathward have been fully satisfied and discharged, with full power, at Borrower's sole expense, to exercise at any time in Pathward's reasonable discretion all or any of the following powers:

A. Receive, take, endorse, assign, deliver, accept and deposit, in the name of Pathward or Borrower, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof.

B. Change Borrower's address on all invoices and statements of Account mailed or to be mailed to Borrower's customers and to substitute thereon the address designated by Pathward, to place legends on all invoices and statements of Account mailed or to be mailed to Borrower's customers, and to receive and open all mail addressed to Borrower, or to Borrower's trade name at Pathward's address, or any other designated address.

C. Upon and after the occurrence of a Default, to change the address for delivery of Borrower's mail to Pathward's or an address designated by Pathward. Borrower specifically authorizes Pathward to sign any forms on behalf of Borrower to affect this change with the United States Postal Service or any third party and requests such change to be accepted.

D. Upon and after the occurrence of a Default, to take or bring, in the name of Pathward or Borrower, all steps, actions, suits or proceedings deemed by Pathward necessary or desirable to effect collection of or other realization upon any Collateral.

E. Execute on behalf of Borrower any UCC-l and/or UCC-3 Financing Statement(s) and/or any notices or other documents necessary or desirable to carry out the purpose and intent of this Agreement, and to do any and all things reasonably necessary and proper to carry out the purpose and intent of this Agreement.

F. To transfer any lockboxes belonging to Borrower to Pathward at Pathward's sole discretion.

G. To initiate ACH transfers from Borrower's depository accounts.

H. To endorse and take any action with respect to bills of lading covering any inventory.

I. Upon and after a Default, or at any time in the event that Borrower fails to do so within a reasonable time, execute, file and serve, in its own name or in the name of Borrower, mechanics lien or similar notices, or claims under any payment or performance bond for the benefit of Borrower.

J. Upon and after a Default, or at any time in the event that Borrower fails to do so within a reasonable time, pay any sums necessary to discharge any lien or encumbrance on the Collateral, which sums shall be included as Obligations hereunder, and which sums shall accrue interest at the Extra Rate until paid in full.

10. REPRESENTATIONS. Borrower makes the following representations and warranties to Pathward and such representations and warranties must be true at all times until the Obligations are paid in full. If Borrower learns that a representation and warranty once made is no longer true, it has the duty to immediately notify Pathward in writing:

A. Borrower is in good standing under the laws of the state of its organization and is authorized to conduct business in any state that in conducts business. Borrower has the power and authority to enter into this Agreement, and the persons signing this Agreement and all persons who sign any documents with Pathward have the appropriate authority. Borrower's organization identification number, state of organization, and addresses where it conducts business is as shown on the Schedule.

B. Borrower's entry into the Loan Documents do not violate any agreement which Borrower has or which binds Borrower.

C. The Loan Documents are fully enforceable against Borrower and the Collateral.

D. There are no litigation or criminal charges pending or threatened in writing against Borrower or Guarantor that could reasonably be expected to result in liabilities in excess of $25,000 and neither Borrower nor Guarantor are in default of any order or judgment of any court or any governmental agency of any kind. There are no unsatisfied liens or judgments pending against Borrower in any jurisdiction except as shown on the Schedule.

E. The financial information furnished by Borrower to Pathward has been prepared in accordance with generally accepted accounting principles, all financial statements are true and correct, and any projections of the business operations of Borrower that have been given or will be given to Pathward in the future will be based upon Borrower's reasonable assumptions and estimates.

F. Borrower is the owner of all of the Collateral and there are no other liens or claims against the Collateral, except the Security Interest of Pathward or as shown on the Schedule.

G. All of the Collateral is personal property and none of the Collateral will be permanently affixed to real estate.

H. Borrower has filed and will file all federal, state, local and foreign tax returns that it is required to file and has paid and will pay all taxes and all other governmental charges as they become due.

I. Borrower is able to pay its debts as they become due and has sufficient capital to carry on its business. Borrower's obligations under this Agreement and the Loan Documents, including the obligation to repay the Loan and the grant of the Security Interest, do not render Borrower insolvent.

J. Borrower only uses the fictitious names, d/b/a's, tradenames and tradestyles set forth on the Schedule (collectively the "Tradenames"), and Borrower certifies that all sales and any and all business done in the name of the Tradenames are the sales and business of Borrower. Any and all checks, remittances or other payments received in the name of any of the Tradenames are Borrower's sole and exclusive property, and are subject to Pathward's security interest hereunder. Any and all authority given to Pathward by Borrower in this Agreement or elsewhere to endorse Borrower's name on any checks, negotiable instruments or other remittances extends with equal and full force and effect to any checks, negotiable instruments, and other remittances received in the name of any Tradename.

K. All Accounts assigned to Pathward by Borrower are and will at all times be bonafide accounts arising from the sale of inventory or providing services, and are not subject to discounts, deductions, allowances, contra items, offset or counterclaim and are free and clear of all encumbrances of any kind whatsoever, except as disclosed to Pathward in writing and approved by Pathward in writing.

L. Borrower's assignment of any Accounts to Pathward pursuant to this Agreement will not at any time violate any federal, state and/or local law, rule or regulation, court or other governmental order or decree or terms of any contract relating to such Accounts.

M. Borrower possesses all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct its business as now operated, without any known conflict with any trademarks, trade names, copyrights, patents and license rights of any other person or entity.

N. Borrower's legal name as of the date hereof as it appears in its official filing with its state of organization is as set forth in the opening paragraph of this Agreement. Borrower has not organized another entity or Tradename using Borrower's name or Tradename as set forth herein in any other jurisdiction.

O. As to all of Borrower's Inventory and Equipment:

i. The Inventory and Equipment are currently located only at the locations identified on the Schedule, or such other locations as consented to by Pathward in writing;

ii. All Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects, except as disclosed to Pathward in writing;

iii. The Inventory and Equipment are and shall remain free from all liens, claims, encumbrances, and security interests (except as held by Pathward, and except as identified on the Schedule).

iv. The Inventory is not now stored with a bailee, warehouseman or similar party unless such party has entered into a waiver letter in form satisfactory to Pathward.

11. BORROWER'S PROMISES. Borrower makes the following promises to Pathward and these promises are effective until the Obligations are fully paid:

A. To pay all Obligations when due and perform all terms, conditions and obligations of the Loan Documents.

B. To permit Pathward, or its representatives, access to the Collateral on Borrower's premises and to Borrower's computer systems, books of account and financial records. Borrower will pay the cost of Field Examinations as specified in the Schedule.

C. To notify Pathward promptly of any litigation, administrative or tax proceeding or other action threatened or instituted against Borrower or Guarantor or its property, or of any other material matter which may adversely affect Borrower's financial condition. The amount of claims as to which Borrower must notify Pathward is specified in the Schedule as the "Borrower Claims Threshold".

D. To pay when due all taxes, assessments and governmental charges, provided that Borrower has the right to contest the same as long as it has a cash reserve with Pathward in an amount as determined by Pathward in its sole discretion.

E. To comply with the Financial Covenants described in the Schedule (if applicable).

F. To maintain insurance on its business activities in such amount and in such form as Pathward may from time to time require, and with respect to such insurance if so designated, Pathward shall be named as "Lender Loss Payee" and/or "Additional Insured", as applicable, under the policy and receive evidence of the insurance. All insurance which protects Pathward shall have at least a 30-day notice to Pathward prior to any cancellation. With respect to the insurance, Borrower appoints Pathward as its attorney-in-fact to negotiate any and all claims under all insurance policies and Pathward also has the power to negotiate any payments on the insurance policies.

G. To comply with all laws, ordinances and regulations or other requirements of any governmental authority or agency applicable to Borrower's business.

H. To maintain and preserve all Collateral in good repair, working order and condition, and with respect to accounts, pursue collections thereof.

I. To provide Pathward with evidence of ownership of any Collateral upon the request of Pathward.

J. To maintain a Loan Amount balance which shall not exceed the sum of Eligible Collateral times the corresponding Advance Rate.

12. NEGATIVE COVENANTS. Borrower agrees until the Obligations are paid in full, it will not:

A. Change its state of organization or its name, or move its executive office or at any time adopt any assumed name without giving Pathward at least 30 days prior written notice.

B. Declare or pay any dividend or make any other distribution with regard to its equity or purchase or retire any of its equity without Pathward's prior written consent, provided

(i) if it is taxed as an S Corporation or other "pass through" entity, Borrower may prior to a Default distribute profits to its equity holders in an amount necessary to enable such holders to pay personal, state and federal taxes directly attributable to the profits earned by Borrower for such year and (ii) Borrower may declare or pay any dividend or make other distributions so long as of the date of any such declaration or payment and after giving effect thereto: (1) no Default has occurred and is continuing or would result from any such declaration or payment,

(2) Borrower and South Dakota Partners, on a consolidated basis, will have a Debt Service Coverage Ratio of not less than 1.10 to 1.00, (3) Excess Availability, for the thirty (30) consecutive days immediately prior to and following the date of such payment, shall not be less than $250,000. For purposes of this Section 12(B):

"Excess Availability" means, as of any date of determination, the amount that Borrower is entitled to borrow as Loans under Section 2 of this Agreement (after giving effect to the then outstanding amount of the Loans) minus the aggregate amount, if any, of all trade payables of Borrower and its Subsidiaries aged in excess of historical levels with respect thereto, in each case as determined by Pathward in its sole discretion.

"Debt Service Coverage Ratio" shall mean as of the date of determination, the ratio determined by a fraction, the numerator of which is Borrower's and South Dakota Partner's net income, plus depreciation, plus amortization expense, less capital expenditures not financed by term debt, less extraordinary income, and the denominator of which is required principal for all loans and capital leases.

C. Obtain any loan or guaranty or assume any obligation or liability, whether as borrower, guarantor, surety, indemnitor or otherwise (a "Borrower Obligation") (i) that would result in or create a Default, or (ii) that together with all other existing Borrower Obligations would exceed the "Borrower Obligation Threshold" set forth in the Schedule, without Pathward's prior written consent.

D. Enter into any transaction with its equity holders or any affiliates of Borrower except on terms at least as favorable as would be usual and customary in similar transactions if the person with whom the transaction is entered into was not related to Borrower.

E. Release, redeem, purchase, or acquire any of its equity interests without the prior written consent of Pathward.

F. Default in the payment of any debt to any other person.

G. Suffer or permit any judgment, decree or order not fully covered by insurance to be entered against Borrower or a Guarantor in an aggregate amount in excess of the "Claims Threshold", or permit or suffer any warrant or attachment to be filed against Borrower, any Guarantor, or against any property or asset of Borrower or Guarantor.

H. Transfer the ownership of any equity interest in Borrower without the prior written consent of Pathward which shall not be unreasonably withheld.

I. Sell any of the Collateral outside the normal course of its business without the prior written consent of Pathward.

J. Purchase the stock or assets of any other entity without the prior written consent of Pathward.

13. FINANCIAL REPORTS. Borrower promises that until the Obligations are fully paid and this Agreement is terminated, it will keep its books and records in a manner satisfactory to Pathward and Pathward will have the right at any time to verify any of the Collateral, documentation or books and records of Borrower in whatever manner and as often as Pathward deems necessary. Borrower will permit Pathward, or its representatives, access to the Collateral and Borrower's premises and to Borrower's computer systems, books of account and financial records. Borrower will furnish to Pathward the financial reports identified on the Schedule, certified to by the president or chief financial officer of Borrower and Borrower's certified public accountant, if applicable. All financial reports will be prepared in accordance with generally acceptable accounting principles and will be true and accurate.

14. PATHWARD'S REMEDIES. Pathward has all the remedies available at law or in equity (including those under the UCC) in the event of a Default or if Borrower fails to pay the Obligations on demand, including but not limited to the following: to charge the Extra Rate; to notify Account Debtors to make the payments directly to Pathward; to settle or compromise any disputed Account, sue on any Account and make any agreement to deal with the accounts as if it were the owner; to offset any of Borrower's or Guarantor's funds under the control of Pathward against the Obligations; and to require Borrower to gather up the Collateral and make it available to Pathward for Pathward to conduct public or private UCC foreclosure sales. Borrower grants to Pathward a license or other right to use, without charge, Borrower's labels, patents, copyrights, trademarks, rights of use of any name, trade secrets, tradenames and advertising materials, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral, and Borrower's rights under all licenses and franchise agreements shall inure to Pathward's benefit. If Pathward should proceed against the Collateral and sell any of the Collateral on credit, Borrower will be credited on the Obligations only with theamount actually received by Pathward and Borrower waives any and all provisions as to notice or a particular method of sale of any of the Collateral. Borrower will pay all expenses in connection with the assembly or sale of the Collateral. Pathward does not have to incur its own expenses in realizing upon the Collateral, but all the expenses are for the account of Borrower. Borrower recognizes that at no time is Pathward its agent in dealing with the Collateral, but Pathward acts only in its own interest.

15. CUMULATIVE RIGHTS. Pathward's rights and remedies under this Agreement and all other agreements shall be cumulative. Pathward shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Pathward of one right or remedy shall be deemed an election, and no waiver by Pathward of any Default on Borrower's part shall be deemed a continuing waiver. No delay by Pathward shall constitute a waiver, election or acquiescence by it.

16. LENDER ACTIONS. To the extent applicable law may impose duties on Pathward to exercise remedies in a commercially reasonable manner, Borrower agrees that it is not commercially unreasonable for Pathward: to fail to exercise remedies against any Collateral or any particular Account Debtor; to proceed against Account Debtors either directly or through collection agencies; to advertise disposition of Collateral through publications or media of general circulation; to hire professional auctioneers to dispose of Collateral; to dispose of Collateral in wholesale or retail markets; to disclaim warranties with respect to Collateral; or to obtain services of attorneys or other professionals. The foregoing is not an exhaustive list and nothing contained in the foregoing shall be construed to grant any rights to Borrower or to impose any duties on Pathward that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 16. Borrower agrees that under no circumstances is Pathward the agent or representative of Borrower.

17. APPLICATION OF PROCEEDS. Once collection efforts are commenced by Pathward, any proceeds of sale or disposition of Collateral may be applied by Pathward first to expenses authorized by this Agreement, including Pathward's reasonable attorneys' fees, which Borrower must pay, and the balance to payment of the Obligations in such manner as Pathward may elect. Borrower and Guarantor remain liable for any deficiency.

18. NOTICES. Any notice is effective by either party if sent in writing or facsimile with confirmation of receipt or by certified mail or personal delivery or expedited mail services to the addresses shown on the Schedule.

19. MISCELLANEOUS PROVISIONS.

A. This Agreement is binding upon and is for the benefit of Borrower and Pathward, and their respective successors and assigns. However, under no circumstances may Borrower assign this Agreement or its rights and duties hereunder. Pathward may assign this Agreement and its rights under the Loan Documents and Borrower will make payments to any such assignee if so directed.

B. Pathward has the right at any time to assign, transfer, negotiate or sell participations in this Agreement or the Obligations or the rights of Pathward hereunder. In connection with any assignment, Borrower consents to disclosure of any and all books, records, files, Loan Documents and all other documents in the possession or under the control of Pathward.

C. No delay or failure of Pathward in exercising any right or remedy will affect such right or remedy. No delay or failure of Pathward to demand strict adherence to the terms of this Agreement will be deemed to waive Pathward's rights to demand such adherence at any time in the future.

D. The term "including" means "including, without limitation", and the term "includes" means "includes, without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined.

E. This Agreement and the other Loan Documents will be interpreted and determined under the laws of the State of Michigan without any regard to any conflict of laws provisions.

F. Borrower, at Pathward's request, will make, execute and acknowledge any and all further instruments or agreements necessary to carry out the intent of this Agreement and the other Loan Documents.

G. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile or electronic mail to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

H. Neither Pathward nor its affiliates directors, officers, agents, attorneys or employees are liable to Borrower or Guarantor or affiliates for any action taken or omitted by it or any of them under the Loan Documents except for such liability as may be imposed by law for gross negligence or actual fraud, and no claim shall be made by Borrower or Guarantor or any of Borrower's affiliates, directors, officers, agents, employees for any special or consequential damages or punitive damages arising out of, or related to the Loan Documents or the transactions between the Parties.

I. This Agreement and the other Loan Documents represent the complete Agreement between the parties with respect to the subject matter of this Agreement, and there are no promises, undertakings, representations or warranties by Pathward relative to the subject matter of this Agreement not expressly set forth in this Agreement or the other Loan Documents. This Agreement and the other Loan Documents may be amended only in writing.

J. If any provision of this Agreement is in conflict with any law or statute or is otherwise unenforceable, then the provision will be deemed null and void only to the extent of such provision and the provision will be deemed severable and the remainder of this Agreement shall be in full force and effect.

K. Any payment made to Pathward by either Borrower or Guarantor which is subsequently invalidated, declared fraudulent or preferential or otherwise set aside under any bankruptcy, state, federal or equitable law, then to the extent of such invalidity such payment will be deemed not to have been made and the obligation will continue in full force and effect. This provision shall survive termination of this Agreement.

L. No Lien Termination Without Release - In recognition of among other things, Borrower's indemnification obligations and Pathward's right to have its attorneys' fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Borrower, Pathward shall not be required to record any terminations or satisfactions of any of its liens on the Collateral unless and until Borrower and all guarantors of its Obligations have executed and delivered to Pathward a general release in a form acceptable to Pathward in its sole discretion. Borrower understands that this provision constitutes a waiver of its rights Borrower may have under §9-513 of the UCC.

M. USA Patriot Act Notification - The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan or other extension of credit. Pathward may ask for the name, address, date of birth, and other information that will allow us to identify all Borrowers, principals and owners. Pathward may also ask to see your driver's license or other identifying documents.

20. [RESERVED].

21. INDEMNIFICATION. Borrower hereby agrees to indemnify, defend and hold Pathward and its executive committees, parent affiliates, subsidiaries, agents, directors, officers, participants, employees, agents and their successors and assigns (collectively "Indemnified Parties") harmless against any and all liabilities of any kind, nature or description and damages whether they are direct, indirect or consequential, including attorney's fees and other professionals and experts incurred or suffered directly or indirectly by Indemnified Parties or asserted against Indemnified Parties by anyone whosoever, including Borrower or Guarantor, which arise out of the Loan Documents or the relationship and transaction between the Parties. This provision shall survive the termination of this Agreement.

22. JOINT AND SEVERAL OBLIGATIONS. If more than one person or entity is named as Borrower in this Agreement, all Obligations, representations, warranties, covenants and indemnities of Borrower set forth herein and in the other Loan Documents shall be the joint and several obligations of such persons and/or entities. Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such person under this Agreement and applicable law with regard to the transactions contemplated under this Agreement. The foregoing is a material inducement to the agreement of Pathward to enter into this Agreement and to consummate the transactions contemplated under this Agreement. Each Borrower represents that all Borrowers are operated as part of one consolidated business entity and are directly dependent upon each other for, and in connection with, their respective business activities and financial resources. Each Borrower will receive a direct economic and financial benefit from the obligations incurred under this Agreement and the incurrence of such obligations is in the best interest of each Borrower.

23. JURISDICTION. BORROWER AND GUARANTOR AGREE THAT ANY ACTION TO ENFORCE BORROWER'S OR GUARANTOR'S OBLIGATIONS TO PATHWARD SHALL BE PROSECUTED EITHER IN THE CIRCUIT COURT OF OAKLAND COUNTY MICHIGAN OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN (UNLESS PATHWARD, IN ITS SOLE DISCRETION, ELECTS SOME OTHER JURISDICTION), AND BORROWER AND GUARANTOR SUBMIT TO THE JURISDICTION OF ANY SUCH COURT SELECTED BY PATHWARD. BORROWER AND GUARANTOR WAIVE ANY AND ALL RIGHTS TO CONTEST THE JURISDICTION AND VENUE OF ANY ACTION BROUGHT IN THIS MATTER AND BORROWER AND GUARANTOR MAY BRING ANY ACTION AGAINST PATHWARD ONLY IN THE CIRCUIT COURT FOR THE COUNTY OF OAKLAND OR THE FEDERAL COURT OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN.

24. WAIVER. ALL PARTIES, INCLUDING BORROWER AND GUARANTOR EACH KNOWINGLY AND VOLUNTARILY WAIVE ANY CONSTITUTIONAL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, DISPUTE OR CONFLICT BETWEEN THE PARTIES OR UNDER THE LOAN DOCUMENTS AND AGREE THAT ANY LITIGATION SHALL BE HEARD BY A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY. BORROWER AND GUARANTOR ACKNOWLEDGE THAT THEY HAVE HAD THE OPPORTUNITY TO REVIEW THE EFFECT OF THIS PROVISION WITH COUNSEL OF THEIR CHOICE.

25. RELEASE. BORROWER AND GUARANTOR RELEASE AND FOREVER DISCHARGE PATHWARD, ITS AFFILIATES, OFFICERS, AGENTS, EMPLOYEES AND DIRECTORS FROM ANY AND ALL CLAIMS OF ANY KIND WHATSOEVER FROM THE BEGINNING OF TIME TO DATE OF THIS AGREEMENT.

[Signature pages follow]

The parties have executed this Agreement as of the date and year first written above.

PATHWARD:

PATHWARD, NATIONAL ASSOCIATION

By:	/s/ Jonathan Daniels
Name:	Jonathan Daniels
Its:	AVP

[Signature Page to Loan and Security Agreement]

“BORROWERS”:

DAMAR PLASTICS MANUFACTURING, INC., a California corporation

By:	/s/ Luke T. Faulstick
Luke T. Faulstick
Its:	Chief Executive Officer

MIO-GUARD LLC, a Delaware limited liability company

By:	/s/ Luke T. Faulstick
Luke T. Faulstick
Its:	Chief Executive Officer

SIMBEX LLC, a Delaware limited liability company

By:	/s/ Luke T. Faulstick
Luke T. Faulstick
Its:	Chief Executive Officer

[Signature Page to Loan and Security Agreement]

GUARANTORS:

SALONA GLOBAL MEDICAL DEVICE CORPORATION

By:	/s/ Luke T. Faulstick
Luke T. Faulstick
Its:	Chief Executive Officer

INSPIRA FINANCIAL COMPANY, a Washington corporation

By:	/s/ Luke T. Faulstick
Luke T. Faulstick
Its:	Chief Executive Officer

MIO-TECH PARENT LLC, a Delaware limited liability company

By:	/s/ Luke T. Faulstick
Luke T. Faulstick
Its:	Chief Executive Officer

SIMBEX PARENT ACQUISITION I CORPORATION, a Delaware limited liability company

By:	/s/ Luke T. Faulstick
Luke T. Faulstick
Its:	Chief Executive Officer

[Signatures continue]

[Signature Page to Loan and Security Agreement]

SIMBEX ACQUISITION I CORPORATION, a Delaware corporation

By:	/s/ Luke T. Faulstick
Name:	Luke T. Faulstick
Its:	Chief Executive Officer

DAMAR ACQUISITION COMPANY a Delaware limited liability company

By:	/s/ Luke T. Faulstick
Name:	Luke T. Faulstick
Its:	Chief Executive Officer

[Signature Page to Loan and Security Agreement]

Execution

SCHEDULE TO LOAN AND SECURITY AGREEMENT

This Schedule is part of the Loan and Security Agreement dated January 13, 2023 among:

PATHWARD, NATIONAL ASSOCIATION ("PATHWARD")
5480 CORPORATE DRIVE, SUITE 350
TROY, MICHIGAN 48098

AND	DAMAR PLASTICS MANUFACTURING, INC. ("Damar Plastics")
1035 Pioneer Way, El Cajon, CA 92020

MIO-GUARD LLC ("Mio-Guard")
2373 Cedar Park Boulevard
Holt, Michigan 48842

SIMBEX LLC
("Simbex"; together with Damar Plastics and Mio-Guard, individually and collectively and jointly and severally, the "BORROWER")
10 WATER ST, SUITE 410
LEBANON, NEW HAMPSHIRE 03766

The following paragraph numbers correspond to paragraph numbers contained in the Agreement.

1. LOAN; LOAN ADVANCES.

Advance Formula: Advances of the Loan may be measured against a percentage of Eligible Accounts. The Loan Amount may not exceed an amount which is the lesser of:

(a) Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000.00) ("Maximum

Amount"); and

(b) Ninety percent (90%) of Eligible Accounts (the "Advance Formula").

Pathward in its sole discretion may raise or lower any percentage advance rate with respect to the Advance Formula.

Eligible Accounts means and includes those Accounts which:

(i) have been validly assigned to Pathward;

(ii) strictly comply with all of Borrower's promises, warranties and representations to Pathward;

(iii) contain payment terms of not greater than ninety (90) days from the date of invoice;

(iv) are not more than ninety (90) days past the date of invoice; and

(v) are invoiced not later than ten (10) days from the date of service or sale.

Eligible Accounts shall not include the following:

(a) Accounts with respect to which the Account Debtor is an officer, employee or agent of Borrower;

(b) Accounts with respect to which services or goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional;

(c) Accounts with respect to which the Account Debtor is not a resident of the United States or Canada; provided, however, all Accounts originating from the Province of Quebec shall be deemed ineligible;

(d) Accounts with respect to which the Account Debtor is the United States or any department, agency or instrumentality of the United States; provided, however, that an Account shall not be deemed ineligible by reason of this clause (d) if the Borrower has completed all of the steps necessary, in the sole opinion of Pathward, to comply with the Federal Assignment of Claims Act of 1940 (31 U.S.C. Section 3727) with respect to such Account;

(e) Accounts with respect to which the Account Debtor is any state of the United States or any city, town, municipality, county or division thereof, other than, subject to the sole discretion of Pathward, hospitals, clinics and other medical institutions, and athletic programs affiliated with state universities;

(f) Accounts with respect to which the Account Debtor is a subsidiary of, related to, affiliated with, or has common shareholders, officers or directors with Borrower;

(g) Accounts with respect to which Borrower is or becomes liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower;

(h) those Accounts where Pathward has notified Borrower that, in Pathward's sole discretion, the Account or Account Debtor is not acceptable to Pathward;

(i) all of the Accounts owed by an Account Debtor who is the subject of a bankruptcy, receivership or similar proceeding;

(j) all of the Accounts owed by an Account Debtor where twenty-five (25%) percent or more of all of the Accounts owed by that Account Debtor are more than ninety (90) days from the invoice date;

(k) Accounts for which the services have not yet been rendered to the Account Debtor or the goods sold have not yet been delivered to the Account Debtor (commonly referred to as "pre-billed accounts");

(l) COD, credit card sales and cash sales;

(m) Accounts that are disputed;

(n) Any contra or affiliated contra accounts; and

(o) Accounts from Account Debtors with unearned revenue balances.

Pathward will determine in its sole discretion whether any Collateral is eligible for an Advance, but no Collateral will be considered eligible unless the requirements set forth above are met. Regardless of whether any Collateral is eligible, it is still part of the Collateral securing the Obligations.

Prior to any request for an Advance, Borrower must furnish to Pathward invoices, sales and cash receipt journals, credit memos, purchase orders, evidence of delivery, proof of shipment, timesheets or any other documents Pathward requests, in its sole discretion, with respect to the Accounts that Borrower is tendering to Pathward to support the Advance ("Account Documents"). Pathward will endeavor to provide the requested Advance by the end of the day on the date it receives the request as long as the complete package of information for the request has been received by Pathward by 10:30 a.m. Eastern Time on the date of the request for the Advance. All requests for funding will be subject to Pathward's then standard fees for electronic funds transfer, wire transfers and check services.

Each time an Advance is made, the amount of the Obligations will be increased by the amount of the Advance. One (1) business day ("Clearance Days") after checks, ACH or wire transfers or other credit instruments are applied to a specific invoice, Pathward will credit the Loan Account with the net amount actually received, whereupon interest and the Maintenance Fee will no longer be charged. On the date a collection is applied to a specific invoice, Borrower will receive immediate credit on such funds in determining availability for Advances.

2

When Pathward receives a payment from an Account Debtor, it will attempt to apply it against the appropriate Account Debtor and invoice according to the Account Debtor's remittance advice. If it is not clear which Account Debtor or invoice the payment is to be applied against, Pathward may contact Borrower or the payor for assistance. Unless there is clear error, the application of payments by Pathward is final.

2. FEES AND EXPENSES. The following fees will be paid by Borrower:

Loan Fee: At closing of the Loan and on each one-year anniversary of the date of the Agreement, Borrower will pay Pathward a loan fee in the aggregate amount of 0.75% of the Maximum Amount, which will be fully earned as of such date and is not refundable in any event.

Late Reporting Fee: Borrower will pay Pathward a Late Reporting Fee in an amount equal to One Hundred Fifty Dollars ($150.00) per document per business day for any day in which any report, financial statement or schedule required by the Agreement is delivered late.

Lockbox Fee: Each month Borrower will pay all costs in connection with the Lockbox and the Lockbox Account, as determined by Pathward from time to time.

Documentation Fee: In consideration of the extension of the Loan and the execution of this Agreement, Borrower will pay Pathward all documented costs and expenses incurred by Pathward, including the reasonable costs and expenses of legal counsel, which fee is fully earned as of the date hereof and is non-refundable.

Maintenance Fee: Waived.

Exit Fee. Borrower may elect to prepay the Obligations and/or terminate this Agreement following the date of this Agreement, but only upon the payment of all Obligations including the following exit fee ("Exit Fee"), as liquidated damages and not as a penalty: (i) prior to the one year anniversary date of the Agreement, the exit fee will be two percent (2.00%) of the Maximum Amount, and (ii) on and after the one year anniversary date of the Agreement, but prior to the second anniversary date of the Agreement, the Exit Fee will be one percent (1.00%) of the Maximum Amount, in each case together with all unpaid Loan Fees and Maintenance Fees due under the Agreement. No partial prepayment will affect the Borrower's obligation to continue the regular payments due under the Note. In the event that a Default has occurred and is continuing at the time Pathward demands payment of the Obligations, the Exit Fee will be due and payable by Borrower. The Exit Fee is waived on and after the second anniversary date of the Agreement.

Minimum Loan Balance. Borrower shall maintain an average outstanding principal balance of the Loan for each month in the amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) ("Minimum Loan Balance"). If the actual average outstanding principal balance of the Loan in any month is less than the Minimum Loan Balance, Borrower must pay interest and Maintenance Fees for such month calculated on the Minimum Loan Balance.

Wire Fees. Borrower shall pay all wire fees and ACH fees, which, as of the date hereof, is $30 per wire and $15 per ACH.

3. LOCKBOX.

The Lockbox Account means:

Drawer #2973

PO Box 5935

Troy, MI 48007-5935

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4. REPRESENTATIONS.

(A) (i) Damar Plastics Manufacturing, Inc. is a California corporation, (ii) Mio-Guard LLC is a Delaware limited liability company, and (iii) Simbex LLC is a Delaware limited liability company.

(B) List pending and threatened litigation and unsatisfied judgments:

$150,000 claim against Salona Global Medical Device Corporation ("SGMD") filed in Canada by service provider, as to which SGMD denies and asserts defenses.

(C) List Security Interests in the Collateral held by creditors other than Pathward as Permitted Encumbrances: None

(D) List Borrower's Trade names: None

5. BORROWER'S PROMISES:

A. BORROWER CLAIMS THRESHOLD: $25,000.

B. FINANCIAL COVENANTS: Other than as expressly permitted under Section 12.B of the Agreement, at no time shall Borrower make any loans, advances, intercompany transfers or cash flow between Borrower and any subsidiary, related entity or affiliate of Borrower or with any company that has common shareholders, officers or directors with Borrower.

All of the financial covenants in this Agreement shall be determined in accordance with GAAP, unless otherwise provided. "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination and applied on a consistent basis.

C. REQUIRED INSURANCE. Without limiting Pathward's requirement for insurance coverage, which may change from time to time, the following is/are the minimum insurance requirements:

Property Damage: "Pathward, National Association, ISAOA" named as Lender Loss Payee

General and Professional Liability: "Pathward, National Association, ISAOA" named as Additional Insured for an amount not less than the smallest amount required under any contract with any Account Debtor.

6. NEGATIVE COVENANTS.

A. OBLIGATION THRESHOLD: $25,000.

B. PERMITTED INVESTMENTS: SGMD may sell or issue new shares of its capital stock, with the net proceeds received by Borrower equal to $10,000,000 in the form of capital contributions or subordinated indebtedness, so long as, prior to and after giving effect to such sale or issuance: (i) no Default has occurred and is continuing or would result from any such sale or issuance, (ii) Borrower and South Dakota Partners Inc., a South Dakota corporation ("South Dakota Partners"), on a consolidated basis, will have a Debt Service Coverage Ratio of not less than 1.10 to 1.00, and (iii) Excess Availability, for the thirty (30) consecutive days immediately prior to and following the date of such sale or issuance, shall not be less than $250,000.

4

For purposes of this Section 6(B):

"Excess Availability" means, as of any date of determination, the amount that Borrower is entitled to borrow as Loans under Section 2 of the Agreement (after giving effect to the then outstanding amount of the Loans) minus the aggregate amount, if any, of all trade payables of Borrower and its Subsidiaries aged in excess of historical levels with respect thereto, in each case as determined by Pathward in its sole discretion.

"Debt Service Coverage Ratio" shall mean as of the date of determination, the ratio determined by a fraction, the numerator of which is Borrower's and South Dakota Partner's net income, plus depreciation, plus amortization expense, less capital expenditures not financed by term debt, less extraordinary income, and the denominator of which is required principal for all loans and capital leases.

7. FINANCIAL REPORTS.

Management Prepared Financial Statements: Borrower will deliver to Pathward monthly management prepared financial statements, balance sheets, and profit and loss statements for the month then ended, certified to by the president or chief financial officer of Borrower. Such reports will set forth the financial affairs and true condition of Borrower for such time period and will be delivered to Pathward no later than thirty (30) days after the end of each month.

Projections: Upon request, Borrower shall deliver to Pathward, a management prepared annual financial projection including balance sheet, income statements, and statement of cash flows together with assumptions for the following year, broken down monthly.

Annual Financial Statements: Within one hundred eighty (180) days after the end of each fiscal year of SGMD, Borrower will deliver to Pathward annual audited financial statements, cash flow statements, balance sheets, and profit and loss statements (the "Financial Statements") of SGMD and its Subsidiaries, on a consolidated and consolidating basis, prepared by a certified public accountant acceptable to Pathward, all without exceptions. Such reports will set forth in detail the true condition of SGMD and its Subsidiaries, on a consolidated and consolidating basis, as of the end of SGMD's fiscal year.

Monthly Financial Statements: Within thirty (30) days of the end of each fiscal month of SGMD and Inspira Financial Company, Borrower will deliver to Pathward management prepared Financial Statements of SGMD, Inspira Financial Company, and their respective Subsidiaries, on a consolidated and consolidating basis. Such reports will set forth in detail the true condition of SGMD, Inspira Financial Company, and their Subsidiaries on a consolidated and consolidating basis as of the end of SGMD's and Inspira Financial Company's fiscal year.

All financial statements are and will be prepared in accordance with GAAP applied on a consistent basis.

Accounts Receivable, Accounts Payable Aging and Other Reports: Borrower will furnish to Pathward the following certified to by the president or chief financial officer of Borrower within the time periods set forth:

5

(a) Accounts Receivable Reports: Monthly detailed Accounts Receivable Aging Reports no later than fifteen (15) days after the end of each month.

(b) Accounts Payable Reports: Monthly summary Accounts Payable Aging Reports no later than fifteen (15) days after the end of each month.

(c) General Ledger Reports: Monthly detailed General Ledger Reports for project liabilities no later than 15 days after the end of each month.

Tax Returns: Upon request, Guarantor and Borrower will each provide Pathward with current annual tax returns prior to April 15 of each year or if an extension is filed, at the earlier of (a) filing, or (b) the extension deadline.

Field Examinations: Upon request, Borrower will reimburse Pathward for the costs to perform field examinations of Borrower's books and records, assets and liabilities, to be performed by Pathward's inspector, whether a Pathward officer or an independent party with all expenses, (whether for a Pathward employee or otherwise), including all out of pocket expenses including, but not limited to, transportation, hotel, parking, and meals paid by Borrower. Field examinations are performed for Pathward's internal use and Pathward has no obligation to provide Borrower or Guarantor with the results of the examination or copies of any reports or work papers in whole or in part.

Tax Deposit Evidence: Upon request, submit weekly payroll summaries and evidence of tax payments together with copies of bank statements from which the funds are impounded.

Customer Lists: Upon Pathward's request, Borrower will deliver to Pathward detailed customer lists showing the customer's name, address, phone number and any other information Pathward reasonably requests.

Other Information: Borrower and Guarantor will also deliver to Pathward such other financial statements, financial reports, documentation, tax returns and other information as Pathward requests from time to time.

8. NOTICES. Addresses for Notices are as set forth at the beginning of this Schedule.

[SIGNATURES ON FOLLOWING PAGE]

6

“BORROWERS”:

DAMAR PLASTICS MANUFACTURING, INC., a California corporation

By:	/s/ Luke T. Faulstick
Luke T. Faulstick
Its:	Chief Executive Officer

MIO-GUARD LLC, a Delaware limited liability company

By:	/s/ Luke T. Faulstick
Luke T. Faulstick
Its:	Chief Executive Officer

SIMBEX LLC, a Delaware limited liability company

By:	/s/ Luke T. Faulstick
Luke T. Faulstick
Its:	Chief Executive Officer

[Signature page to Schedule to Loan and Security Agreement]

PATHWARD:

PATHWARD, NATIONAL ASSOCIATION

By:	/s/ Jonathan Daniels
Name:	Jonathan Daniels
Its:	AVP

[Signature page to Schedule to Loan and Security Agreement]